TRADING SYMBOLS:	June 5, 2007
In the U. S.: OTCBB: UGTH and in Canada: TSX-V: GTH

US GEOTHERMAL COMPLETES
$20 MILLION PRIVATE PLACEMENT FINANCING

Toronto, Ontario – June 5, 2007 (OTCBB: UGTH, TSX.V: GTH) U.S. Geothermal Inc. (the “Company”) announced today that it has completed the previously announced underwritten private placement of 6,818,182 common shares of the Company at a price of CDN $2.20. In addition, the Underwriters exercised their option to purchase an additional 2,272,718 common shares at the issue price of the offering, resulting in the issuance of 9,090,900 common shares for aggregate gross proceeds of CDN $19,999,980.

The Underwriters have been paid a cash fee of CDN $999,999, representing 5% of the aggregate gross proceeds from the offering, and have been issued broker warrants to purchase up to 454,545 common shares of the Company at US $2.08 exercisable for 18 months.

In connection with the offering, the Company agreed to file a registration statement with the Securities and Exchange Commission no later than July 30, 2007 and use commercially reasonable efforts to cause it to become effective and remain effective for two years. In the event the registration statement is not effective by November 05, 2007, the purchasers are entitled to receive as liquidated damages 0.1 common shares for each common share purchased.

The shares are subject to a four month hold period under applicable Canadian securities laws and TSX Venture Exchange requirements.

The proceeds of the offering will be used for ongoing development and exploration activities at the Company’s Raft River and Neal Hot Springs projects, and for general working capital purposes.

About US Geothermal Inc
U.S. Geothermal is a renewable energy development company that is currently developing a geothermal power project at Raft River, Idaho and conducting exploration activities at Neal Hot Springs, Oregon.

Please visit our Website at: www.usgeothermal.com

Website: www.usgeothermal.com	OTCBB: UGTH	TSX.V: GTH

FOR ADDITIONAL INFORMATION PLEASE CONTACT:

Saf Dhillon - Investor Relations	Mike Journee
U.S. Geothermal Inc.	Scott Peyron & Associates, Inc.
Tel: 866-687-7059 or 604-484-3031	Tel: 208-388-3800
Fax: 604-688-9895	Fax: 208-388-8898
saf@usgeothermal.com	mjournee@peyron.com

Certain information in this news release contains forward-looking information statements within the definition of the Safe Harbour provisions of the US Private Securities Litigation Reform Act of 1995, and under applicable Canadian securities law requirements. These statements are based on the Company’s current expectations and beliefs and are subject to a number of risks and uncertainties that can cause actual events or results to differ materially from those described in forward looking statements. Readers are cautioned to review the risk factors identified by the company in its filings with Canadian and U.S. securities agencies.

Forward looking statements reflect management’s beliefs and opinions on the date the statements are made. The Company assumes no obligation to update those statements if management’s beliefs or opinions or other factors should change.

The TSX Venture and OTC Bulletin Board Exchanges do not accept responsibility for the adequacy of this release.